                                                                     EXHIBIT 4.3


                          MANAGEMENT SERVICES AGREEMENT

                       MADE THIS 1ST DAY OF SEPTEMBER 2000


PARTIES:

1.  ELITE LOGISTICS,  INC.  AND SUBSIDIARIES (ELITE), AND;

2.  DIANA M. SMITH (MANAGER) (LOCATED IN FREEPORT, TEXAS OR OTHER LOCATION)

BACKGROUND:

1. ELITE wishes to retain the services of MANAGER to provide management services in accordance with the Position Specification attached hereto.

2. MANAGER agrees to render such services to ELITE subject to the terms and conditions of this Agreement.

3. The mission of ELITE as outlined in its business plan is as follows: "Elite will harness the power of wireless communications and global positioning technology to improve the security of life and property and the efficiency of our clients' business by providing best of breed monitoring, tracking and information systems for motor vehicles and other mobile and fixed assets."

4. Pursuant to this Management Services Agreement MANAGER will assist ELITE to fulfill its business plan and accomplish its mission.

DECLARATION

I, MANAGER declare that I have read and fully understand the conditions of employment detailed in the attached Management Services Agreement and accept them fully.

SIGNED BY MANAGER                         SIGNED FOR AND ON BEHALF OF
                                          ELITE LOGISTICS, INC.

----------------------------
                                          By:
                                                     -----------------------

                                          Title:     Board of Director

Witness:                                  Witness:
            -----------------------                  -----------------------

Full Name                                 Full Name
            -----------------------                  -----------------------

Address                                   Address
            -----------------------                  -----------------------

Occupation                                Occupation
            -----------------------                  -----------------------


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1        DEFINITIONS:

ELITE GROUP                            Means ELITE Logistics Services, Inc. and
                                       all subsidiary and affiliate companies in which ELITE may have an equity interest from time to time.

THE BOARD                              Means the Board of Directors of ELITE.

THE BUSINESS PLAN                      Means the plan for the operation of
                                       ELITE's business as approved by the Board and amended by the Board from time to time.

CONFIDENTIAL INFORMATION               Means all information that is
                                       confidential to and the property of ELITE and the ELITE Group whether in written, electronic or other form or retained in the mind of the MANAGER. Without limiting the generality of the forgoing, it includes all and any information relating to the business, business plans, affairs, policies, processes, intellectual property (including without limitation software products, source codes, designs, specifications, drawings, technical information, know how, trade secrets, technical and scientific research, copyright, patents and patent applications), documents, costing, pricing methods, operations, finances, strategic relationships, customers, product knowledge, quality standards, devices, market research, past and present legal or regulatory matters and all such similar information of ELITE and the ELITE Group.

DOCUMENTS                              Means all memoranda, notes,
                                       specifications, manuals, drawings, plans, design reports, records and other material stored in written, audio, visual or electronic or whatsoever form

INTELLECTUAL PROPERTY                  Means the right to use, copy, modify,
                                       market, or license any software concept, design, source code, or documentation.
                                       It also includes all rights to any brand, patent, copyright, registered design, trademark, distinguishing logos, trade secret or any other intellectual property right belonging to ELITE or Elite Group including any software, systems or products discovered by MANAGER or by ELITE. It also includes such other
                                       Industrial, Intellectual and Contractual
                                       Property as may further establish or
                                       reinforce the ELITE Group rights in the
                                       ELITE software, systems and products.

MANAGEMENT SERVICES                    Means this agreement between the parties
AGREEMENT                              and any amendments thereto.

REQUIRED NOTICE OF                     Means the minimum period for notice of
TERMINATION                            termination set out in Schedule A.

REVIEW DATE                            Means the date for annual salary review
                                       as set out in Schedule A.

TERRITORY                              Means the territories as set out in
                                       Schedule A.




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2.       COMMENCEMENT DATE

2.1 This Agreement shall commence on the commencement date specified in Schedule A.


3        MANAGER'S DUTIES

3.1 MANAGER shall perform the duties set out in the Position Specification contained in Schedule B diligently and competently and in a professional manner to the best of MANAGER'S ability for the benefit of ELITE. The Chief Executive Officer or designated representative may from time to time at their sole discretion as they deem appropriate assign to MANAGER such other responsibilities and duties.

3.2 MANAGER shall work full-time (a minimum 40 hours per week) for ELITE. MANAGER may act as a non-executive director or advisor for other companies provided that MANAGER advises Elite of such other activities and they do not, in the opinion of ELITE impair MANAGER'S ability to fulfill this Agreement.

3.2 MANAGER shall prepare such business plans, forecasts, activity reports, financial reports, and management reports as the Chief Executive Officer or designated representative may request. MANAGER shall inform the Chief Executive Officer or designated representative of important developments including without limitation:

         o   Information about competitors, their products and prices.

         o   Comments on ELITE' products from actual and prospective customers.

         o   Opportunities for further product development or for new products.

         o   Any other market intelligence.

3.3 MANAGER acknowledges receipt of a copy of the Employee Handbook/Company Policy Manual and has read understood and agreed to the same. MANAGER agrees to abide by company policy and such other reasonable limitations upon his scope of authority as may be established from time to time by the Chief Executive Officer or designated representative.

3.4 MANAGER shall comply with all the applicable laws and regulations in the territory in performing his duties for ELITE.


4        SALARY AND SALARY REVIEWS

4.1 MANAGER shall receive the compensation package including the salary and performance related cash bonuses detailed in Schedule A in the manner detailed. Salary including cash bonuses shall be reviewed annually on the Review Date.


5.       GENERAL CONDITIONS

5.1 The general conditions of employment shall be as set out in the Employee Handbook (copy attached at Schedule C) and as amended from time to time, in Elite's sole discretion.


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6.       EXPENSES.

6.1 ELITE shall reimburse MANAGER for reasonable business expenses necessarily incurred in the performance of his duties in accordance with ELITE travel and expenses policies and procedures that are in effect at the time the expenses are incurred.

6.2 If ELITE provides MANAGER with a corporate credit card, MANAGER is responsible for any personal charges incurred on the company credit card and without limitation to any other remedy which may be available to ELITE hereby grants to ELITE the right to offset such charges against any and all amounts which may be due to MANAGER from ELITE. MANAGER shall return such credit card to ELITE immediately upon request by ELITE and in any event upon termination of this Agreement for whatever reason.

6.3 If ELITE provides MANAGER with a corporate phone card, MANAGER is responsible for any personal charges incurred on the company phone card and without limitation to any other remedy which may be available to ELITE hereby grants to ELITE the right to offset such charges against any and all amounts which may be due to MANAGER from ELITE. MANAGER shall return such phone card to ELITE and desist from using such service immediately upon request by ELITE and in any event upon termination of this Agreement for whatever reason.


7.       CONFIDENTIAL INFORMATION

7.1 Elite promises to provide MANAGER and MANAGER acknowledges, that by virtue of MANAGER'S employment with ELITE, MANAGER will gain knowledge of Confidential Information. MANAGER agrees and acknowledges that all such Confidential Information is the sole and exclusive property of ELITE. MANAGER covenants that the Confidential Information, and any other information obtained by MANAGER in relation to the ELITE Group shall during the currency of MANAGER'S employment and at all times thereafter, be kept secret and confidential and except to the extent that any such Confidential Information or other information shall be part of the public domain (other than as a result of the breach by the MANAGER of this Clause) such information shall not be disclosed other than as required by law.

7.2 MANAGER will not disclose Confidential Information to such parties within ELITE who MANAGER should reasonably expect to be excluded from receiving such Confidential Information.

7.3 MANAGER further agrees to promptly deliver to ELITE upon termination of this Agreement, or at any time that ELITE may so request, all software, media memoranda, notes, records and other documents comprising Confidential Information that he then possesses or has under his control.

7.4 The MANAGER shall not during the term of this Agreement or subsequently directly or indirectly divulge to any person other than MANAGER'S professional advisor(s) any of the terms of this Agreement.


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8.       PROTECTION OF INTELLECTUAL PROPERTY

8.1 MANAGER acknowledges that all ELITE Group software, systems, products and processes are proprietary to the ELITE Group by virtue of their unique design.

8.2 MANAGER shall have no rights in respect of any Intellectual Property of the ELITE Group, or the goodwill associated therewith and MANAGER acknowledges that all such rights are vested in the ELITE Group.

8.3 MANAGER shall not during the term of this Agreement or for a period of two years thereafter aid, abet or assist, either directly or indirectly, anyone else in replicating, creating, manufacturing, marketing, licensing, or in any other way dealing in systems and products infringing the ELITE Group's Intellectual Property.

8.4 MANAGER shall comply with all directives of the Board and take all other reasonable steps to prevent infringement by third parties of the Intellectual Property of the ELITE Group.

8.5 MANAGER shall promptly notify the Board of Directors in the event that he becomes aware of any infringement by third parties of the ELITE Group's Intellectual Property.

8.6 MANAGER further agrees to promptly deliver to ELITE on termination of this Management Services Agreement, or at any time that ELITE may so request, all memoranda, notes, records and other documents comprising or relating to the Intellectual Property that MANAGER then possesses or has under MANAGER'S control.

9.       COVENANTS NOT TO COMPETE

9.1 MANAGER agrees that the services he has to perform under this Agreement are of a special, unique, unusual, extraordinary and intellectual in character.

9.2 MANAGER acknowledges that ELITE would sustain considerable injury were MANAGER to take the knowledge, skills, business contacts and information (whether confidential or otherwise) acquired during MANAGER'S service with ELITE and use them to compete with ELITE.

9.3 In order to protect Elite's interests in its Confidential Information and Intellectual Property, MANAGER covenants that during the term of this Agreement and for a period of one year after termination for any reason, neither MANAGER, nor any corporation, partnership or joint venture of which MANAGER is a member, will without the prior written consent of ELITE, either directly or indirectly, and whether as principal, agent, trustee, financier, shareholder, debenture holder, director, consultant, partner, advisor, or otherwise in the Territory:

         a) Compete with the Business of ELITE as carried on by ELITE until the date of termination.

         b) Be concerned in any corporation or business that is or may be engaged or concerned in or does or may carry on business that competes with the Business of ELITE as carried on by ELITE until the date of termination. MANAGER may hold or make investments in Companies whose business does not directly compete with the Business at the time of making such investment, but shall immediately disclose such investments should their business subsequently become competitive.

         c) Solicit or entice away from ELITE by any means whatsoever (or endeavor to do so) any business from any person who is or was a customer of ELITE within the six month period prior to termination of this Agreement.


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         d) Employ, offer or procure the offer of employment, or solicit or entice away from ELITE, or induce to breach his/her Agreement of service with ELITE (or endeavor to do so) any person who was employed by ELITE or who was an officer or agent of ELITE, or a Contractor to ELITE at the date of termination or was employed by ELITE in any such capacity at any time during the six month period prior to termination.

9.4 MANAGER will not at any time after termination of this agreement represent himself as being in any way connected with or interested in the Business or affairs of ELITE.

9.5 The provisions of this Clause 9 shall bind and enure for the benefit of the Parties after the termination of this Agreement.

9.6 MANAGER acknowledges that this covenant not to compete is not unreasonably restrictive nor will it interfere with his ability to earn his livelihood for among other things the following reasons:

         o It covers only those services and products of the type marketed by the ELITE Group. The market for such systems and products is very small relative to the total software market.

         o Inconvenience of this covenant not to compete upon MANAGER is minimal in comparison with the hardship that the ELITE Group would potentially sustain without it.

         o The experience and skills that MANAGER acquires in the course of his employment with ELITE are readily transferable to other non-competing management opportunities on termination of his Agreement with ELITE.

9.7 Each of the undertakings of MANAGER contained in Clause 9.3 shall be read and construed independently of the other undertakings so that if one or more should be held to be invalid as an unreasonable restraint of trade or for any other reason whatever then the remaining undertakings shall be valid to the extent that they are not held to be so invalid.

9.8 While the undertakings of MANAGER contained in Clause 9.3 and 9.4 are considered by the Parties to be reasonable in all the circumstances, if one or more of such undertakings should be held to be invalid as an unreasonable restraint of trade or for any other reason whatsoever, but would have been held valid if part of the wording thereof had been deleted or the period thereof reduced or the range of activities or area dealt with thereby reduced in scope, the said undertakings shall apply with such modifications as may be necessary to make them valid and binding upon the MANAGER. Any such modifications shall be kept to a minimum.

9.9 As further consideration for entering into the restrictive covenants contained in this Agreement MANAGER shall receive the incentive bonus and/or stock option grants as set out in Schedule A.

10       INTELLECTUAL PROPERTY ASSIGNMENT

10.1 MANAGER agrees that all software, inventions, processes, products, designs or procedures relating to the Business of ELITE which MANAGER may develop or participate in the development of during the term of this Agreement (hereinafter collectively referred to as "MANAGER'S Intellectual Property") whether during normal working hours or not shall be deemed to be the property of ELITE or its assignee.

10.2 MANAGER agrees to assign his rights if any to MANAGER'S Intellectual Property, developed while employed by ELITE, to ELITE and further to sign any documents reasonably required by ELITE in order to protect ELITE' interest in the MANAGER'S Intellectual Property.



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11       TERM

11.1 The initial term of this Agreement is set out in Schedule A. Thereafter it may be renewed by mutual agreement until terminated by either party giving the other party the Required Notice of Termination.

11.2     ELITE may terminate this Agreement forthwith for cause if:

         o MANAGER is guilty of gross dereliction of duty, incompetence or a major breach of this Agreement

         o MANAGER commits any illegal, dishonest or fraudulent act against the company or is indicted, convicted or pleads nolo contendere to any felony or any act of moral turpitude

         o MANAGER is guilty of the use or possession of illegal drugs, or the excessive use of alcohol, or commits any other act that brings ELITE into disrepute.

         o MANAGER dies, or is incapable of performing MANAGER'S obligations, in the normal manner, on account of disability for ten consecutive weeks, or in the aggregate fifteen weeks, of any year. If this Agreement is terminated for cause pursuant to this sub-clause (iv), MANAGER or his heirs and assigns as the case may be, shall immediately vest in all options allocated to MANAGER up to and including the end of the calendar year of such death or disability.

         o   Any other termination shall be deemed to be without cause.

11.3 ELITE shall have the right to terminate this Agreement without cause upon written notice to MANAGER. If ELITE terminates this Agreement without cause, ELITE shall continue to pay the salary portion of MANAGER'S compensation as it becomes due and continue benefits for a period of one month from the effective date of termination of this Agreement.

11.4 The Termination of this Agreement shall be without prejudice to the rights of the parties that accrued up to the date of termination. Termination shall not affect those clauses herein, which by their nature the parties intend to survive termination.


12.      REPRESENTATIONS AND WARRANTIES

12.1     The parties represent the warrant to each other:

         o   Each is free to enter into this Management Services Agreement

         o Each possesses the legal authority to enter into this Management Services Agreement

         o There are no outstanding Contractual commitments that will prevent or restrict any of them from entering into this Agreement and performing the obligations hereunder.


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13.      GOVERNING LAW

13.1 The laws of Texas and controlling Federal Law shall govern this Management Services Agreement and any action hereunder shall subject to the jurisdiction of the federal and state courts sitting in Brazoria County, Texas.


14.      ENTIRE AGREEMENT

14.1 This Agreement represents the entire agreement between the parties with respect to the subject thereof as such it supersedes and replaces any prior arrangements between the parties either oral or written.

14.2 Any changes or modifications to this Agreement shall be valid only if made in writing and signed by both parties.


15.      SEVERABILITY

15.1 Each provision in this Management Services Agreement is severable wholly and in part and if any provision is said to be illegal or unenforceable for any reason only the illegal or unenforceable portion shall be ineffective and the remainder shall remain in full force and effect.


16.      AMENDMENT

16.1 Any purported amendment or variation of this Agreement must be in writing and be signed by both Parties.


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                                   SCHEDULE A

                       COMPENSATION, TERMS AND CONDITIONS



NAME                     Diana M. Smith

POSITION                 Executive Administrator

COMMENCEMENT DATE        September 1, 2000

INITIAL TERM             One Year

REVIEW DATE              1 January each year.

TERRITORY                United States of America

REQUIRED NOTICE OF       Thirty (30) days notice in writing (unless terminated
TERMINATION              for cause)


                                  COMPENSATION


1. ANNUAL COMPENSATION

MANAGER shall receive the following salary:

SALARY:                   Base Salary (payable biweekly)              $ 66,000. per annum

                          TOTAL ON TARGET REMUNERATION                $ 66,000.

PERFORMANCE BONUS         As determined by the Board of Directors

2. INCENTIVE OPTIONS

In addition to the Annual Compensation detailed herein, MANAGER shall receive stock option allocations giving the employee the right to purchase stock in the company at current Fair Market Value (FMV) in accordance with the Elite Logistics Inc., 2000 Employee Incentive Plan.

  Allotment         Exercise Price        Vesting Period     Allocation Date
  ---------        -----------------      --------------     ---------------
   0 Shares        FMV on Grant Date             3 years     January 1, 2001

   0 Shares        FMV on Grant Date             3 years     January 1, 2002

   0 Shares        FMV on Grant Date             3 years     January 1, 2003


Vesting: In respect of each option grant 1/3 of the options vest on completion of one year's service (on the anniversary of the date of employment) and thereafter 1/24th of the remaining balance vests at the end of each subsequent month of completed service.


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3. STOCK PURCHASE RIGHTS

MANAGER shall on the execution of this agreement receive in addition to the incentive stock options detailed above restricted stock purchase rights pursuant to the 2000 Equity Incentive Plan as follows:

     Allotment                             Grant Date            Exercise Price              Expiration Date
     ----------------------- ------------------------  ------------------------  ---------------------------
     0                              September 1, 2000                     $2.75            December 29, 2000


These shares shall be subject to execution of a restricted stock purchase agreement and be restricted for a period of 12 months from the date of such investment. Elite agrees to loan MANAGER the funds necessary to purchase these shares at an interest rate two (2) points above National Prime Rate at the time of purchase.

4. PAID VACATION / DOMESTIC LEAVE

MANAGER shall, be entitled to 15 days paid annual vacation /domestic leave to be taken in accordance with company policy.

5. LEAVE OF ABSENCE, BEREAVEMENT LEAVE ETC

MANAGER shall be entitled to leave of absence and compensation in accordance with company policy as set out in the Employee Handbook during periods of sickness, disability, or bereavement.

6. HEALTH INSURANCE

MANAGER and MANAGER's dependents will be eligible for participation in the company's group health insurance Plan and other employee benefits, on the first of the month following 90 days of employment.

7. RELOCATION EXPENSES

If relocation is required by ELITE then ELITE shall reimburse MANAGER's reasonable costs of relocating to Freeport, Texas in accordance with ELITE relocation policy as set our in the Employee Handbook.



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                                   SCHEDULE B

                             POSITION SPECIFICATION


NAME:             Diana M. Smith
POSITION:         Manager,  Executive Administrator
REPORTING TO:     Board of Directors or designated representative


AREAS OF RESPONSIBILITY                                    PERFORMANCE CRITERIA
-----------------------                                    --------------------
SUMMARY
                                                           Coordinates activities of various clerical
Manages a variety of general office activities by          departments or workers within department.
performing the following duties personally or
through subordinate supervisors.                           Maintains contact with customers and outside
                                                           vendors
ESSENTIAL DUTIES AND
RESPONSIBILITIES include the following.
Other duties may be assigned.                              SUPERVISORY RESPONSIBILITIES

Analyzes and organizes office operations and procedures    QUALIFICATIONS  To perform this job successfully, an
such as bookkeeping, preparation of payrolls, personnel,   individual must be able to perform each essential duty
information management, filing systems, requisition of     satisfactorily. The requirements listed below are
supplies, and other clerical services.                     representative of the knowledge, skill, and/or ability
                                                           required. Reasonable accommodations may be made to
Maximizes office productivity through proficient use of    enable individuals with disabilities to perform the
appropriate software applications.                         essential functions.

Researches and develops resources that create              EDUCATION AND/OR EXPERIENCE
timely and efficient workflow.

Establishes uniform correspondence procedures and style practices.

Formulates procedures for systematic retention, protection, retrieval, transfer, and disposal of records.

Plans office layout, develops office budget, and initiates cost reduction programs.

Reviews clerical and personnel records to ensure completeness, accuracy, and timeliness.

Prepares activities reports for guidance of management


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                                   SCHEDULE C

                          GENERAL TERMS AND CONDITIONS

VACATION/DOMESTIC/PERSONAL          Annual leave is provided in accordance with
                                    Schedule A. All applications for annual
                                    leave shall be made on the leave application
                                    form and shall require a minimum of two
                                    weeks notice.

                                    MANAGER is entitled to up to five days leave on ordinary pay where MANAGER finds that it is essential to stay at home in an emergency in the event of illness of a husband or wife, dependent child or dependent parent.
                                    Such leave shall be treated as though it were due to MANAGER's own sickness and shall be subject to the following conditions:

                                    o leave shall be set-off against MANAGER's
                                      sick leave entitlement

                                    o On return to work MANAGER shall complete a
                                      sick leave notification and file with the human resources manager.

                                    o If requested, a medical certificate shall
                                      be provided to support such leave
                                      entitlement.

BEREAVEMENT LEAVE                   MANAGER is entitled to 3 days bereavement
                                    leave in each year on the death of the
                                    MANAGER's spouse, child, parent, brother or
                                    sister, grandparent, mother in law or father
                                    in law. The entitlement will not form part
                                    of any benefit payable upon termination of
                                    the Management Services Agreement. MANAGER
                                    shall complete a Bereavement Leave
                                    Application and file with the human
                                    resources manager.


DRESS                               CODE MANAGER is expected to comply with
                                    "ELITE" dress code as published in the
                                    Employee Handbook from time to time.

HOURS OF WORK                       MANAGER is expected to work a minimum of 40
                                    hours in any week. These will normally be
                                    worked Monday to Friday at any time between
                                    7:00 a.m. and 6:00 p.m. to suit the MANAGER.

NOTICE PERIOD FOR TERMINATION OF    Unless terminated by Elite for cause, either
EMPLOYMENT                          party may terminate the Management Services
                                    Agreement by giving the other party thirty
                                    (30) days notice in writing.


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PAYMENT ON TERMINATION OF           On termination of employment under this
EMPLOYMENT                          Agreement, MANAGER will be paid

                                    o Salary to date of termination

                                    o Accrued annual leave

                                    o Three months salary in lieu of notice if
                                      ELITE does not wish MANAGER to work out
                                      the notice period (unless termination is for cause).

                                    o Any and all bonuses and commissions
                                      accrued to the date of termination.

                                    Unused sick leave is not payable on
                                    termination of employment.


SICK LEAVE After three months of service MANAGER is entitled to accrued sick leave to be taken in accordance with company policy.

PUBLIC HOLIDAYS Public holidays shall be taken in accordance with company policy.


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